JNL Investors Series Trust 485BPOS

Exhibit 99.28(n)(1)(iv)

Amendment to JNL Investors Series Trust Multiple Class Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), to its Multiple Class Plan (the “Plan”).

Whereas, the Plan was adopted on September 25, 2017, by the Trust with respect to each of the Trust’s investment portfolios (each a “Fund”) as shown on Schedule A to the Plan, in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust (the “Board”) has approved, and the Trust has agreed to amend the Plan for the following changes, effective May 1, 2023:

-	To amend Schedule A to change the name of the existing share class for the JNL Government Money Market Fund (from “Institutional” Class to Class “I”);

-	To amend Schedule A to add a new share class (Class “SL”) for the JNL Government Money Market Fund; and

-	To update Section 1 and Section 3, as set forth below.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated May 1, 2023, attached hereto.

2)	Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“1.     “Class Designations. Each Fund is authorized to issue from time to time the following classes of shares:

Class A;

Class I or Institutional Class; and/or

Class SL.”

3)	Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

“3.     Class I or Institutional Class Shares and Class SL Shares. Class I or Institutional Class Shares and Class SL Shares of a Fund will be offered for sale without being subject to a 12b-1 Fee.”

4)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of May 1, 2023.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A

Dated May 1, 2023

Investment Portfolios

Fund	Class(es)
JNL Government Money Market Fund	Class I Class SL
JNL Securities Lending Collateral Fund	Institutional Class

A-1